Exhibit 99.1

The Special Committee of the Board of Directors

CBS Corporation

51 West 52nd Street

New York, NY 10019

The Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 13, 2019, to the Special Committee of the Board of Directors of CBS Corporation (“CBS”) as Annex I to, and reference to such opinion letter under the headings “Summary—Opinions of the CBS Special Committee’s Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Recommendations of the CBS Special Committee and the CBS Board of Directors; Reasons for CBS to Enter into the Merger Agreement” and “The Merger—Opinions of the CBS Special Committee’s Financial Advisors” in, the joint consent solicitation statement/prospectus relating to the proposed transaction involving CBS and Viacom Inc., which joint consent solicitation statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of CBS (File No. 333-234238) (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

October 24, 2019